Exhibit 10.1

Special Director Fees for Service on Special Committees

On October 9, 2006, the Board of Directors of Cablevision Systems Corporation (“Cablevision”) formed a Special Transaction Committee of the Board to consider and act upon a proposal from the Dolan Family Group to acquire all of the outstanding common stock of Cablevision not owned by the Dolan Family Group.  The members of this committee are Thomas V. Reifenheiser and Vice Admiral John R. Ryan USN (Ret.).

On October 27, 2006, the Board of Directors of Cablevision formed a Special Litigation Committee of the Board to review and analyze the facts and circumstances surrounding claims that have been raised in certain litigations in which the Company has been named as a nominal defendant and to determine what actions the Company should take with respect to the cases. The members of this committee are Grover C. Brown and Zachary W. Carter.

Directors serving on the Special Transaction Committee and the Special Litigation Committee receive a fee of $30,000 per month (pro rated for any partial month).  This fee is in addition to meeting fees for the Board of Directors meetings and committee membership fees for other committees on which they may serve.